Exhibit 99

News

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES AGREES TO SELL AIMCOR SUBSIDIARY

TO OXBOW CARBON & MINERALS FOR $127.7 MILLION

(Tampa, Florida) September 23, 2003—Walter Industries, Inc. (NYSE: WLT) and Oxbow Carbon & Minerals LLC (OCM) entered into a definitive agreement today for Walter Industries to sell its Applied Industrial Materials Corporation (AIMCOR) subsidiary to Oxbow for $127.7 million, subject to customary post-closing adjustments.

“We believe AIMCOR is an excellent fit for our existing business in petroleum coke and other materials,” said William I. Koch, Chairman and Chief Executive Officer of OCM. “We believe the talented people at AIMCOR and Oxbow will make our new company an industry leader.”

 “While AIMCOR has contributed substantially to Walter Industries’ revenues and profitability over the past six years, it is a much better fit for Oxbow,” said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries. “This divestiture is a major step in our efforts to focus Walter Industries around the businesses of homebuilding, home financing and pipe manufacturing.”

The transaction, anticipated to close in the fourth quarter, is subject to the fulfillment of customary closing conditions, including the receipt of regulatory approvals.  The purchase price is in line with the amount used by Walter Industries to estimate the loss on disposition recognized in its second quarter. Walter Industries was represented by Merrill Lynch in the transaction, while OCM was represented by Callisto Partners.

AIMCOR, based in Stamford, Connecticut, markets and distributes petroleum coke and performs related carbon product services. It also supplies ferroalloys and other related steel and foundry products. AIMCOR owns major petroleum coke assets in California and Texas and has a strong international presence.

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Founded in 1986, OCM is part of the Oxbow Group, based in West Palm Beach, Florida. The Oxbow Group specializes in importing and exporting petroleum and metallurgical coke, electricity production, coal production, natural gas and real estate. With the acquisition of AIMCOR, OCM will have nearly 1,000 employees and annual revenues approaching $1 billion, making it one of the largest privately held companies in Florida. The new company will have offices in Canada, Mexico, China, Brazil, the Netherlands, Belgium, the United Kingdom, Venezuela, India and Egypt.

Walter Industries, Inc. is a diversified company with revenues of approximately $1.5 billion, excluding AIMCOR.  The company is a leader in homebuilding, home financing, water transmission products, and specialty aluminum products. Based in Tampa, Florida, the company employs approximately 5,700 people, excluding AIMCOR.

For more information about Walter Industries, please call Joe Troy, Senior Vice President of Financial Services, at (813) 871-4404 or visit its Web site at www.walterind.com. For more information about The Oxbow Group, please call Brad Goldstein, Corporate Communications Director, at (561) 640-8822, or visit its Web site at www.oxbow.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results for Walter Industries (“the Company”) in future periods to differ materially from forecasted results.  Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the completion of the sale of AIMCOR and its timing, and general changes in economic conditions.  Risks associated with forward-looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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